EXHIBIT 99.2

AT&T WIRELESS SERVICES EARNINGS COMMENTARY
October 22, 2003

AT&T Wireless Services Snapshot:

							Sequential
	Current Quarter			Year to Date			Quarter

($ in millions, except per
share amounts and selected
metrics)	3Q03	3Q02	Yr/Yr %	2003	2002	Yr/Yr %	2Q03	Seq. %

(Unaudited)
Consolidated Financial Results
Services revenue	$4,073	$3,765	8.2%	$11,755	$10,745	9.4%	$3,939	3.4%
Equipment revenue	301	298	1.4%	725	839	(13.5%)	219	37.8%
Total revenue	$4,374	$4,063	7.7%	$12,480	$11,584	7.7%	$4,158	5.2%
Operating income (loss)	$367	$(962)	138.1%	$1,193	$(449)	365.3%	$451	(18.5%)
Net income (loss) available to common shareholders	$129	$(2,047)	106.3%	$486	$(2,206)	122.0%	$222	(42.0%)
Income (loss) per basic and diluted share:
Income (loss) from continuing operations available to common shareholders	$0.06	$(0.76)		$0.19	$(0.77)		$0.08
Income from discontinued operations	$—	$—		$—	$0.01		$—
Cumulative effect of change in accounting principle	$(0.01)	$—		$(0.01)	$(0.06)		$—
Net income (loss) available to common shareholders	$0.05	$(0.76)		$0.18	$(0.82)		$0.08
OIBDA*	$1,208	$(259)	566.8%	$3,504	$1,580	121.7%	$1,186	1.9%
OIBDA*, excluding licensing costs impairments	$1,291	$1,070	20.6%	$3,587	$2,909	23.3%	$1,186	8.9%
OIBDA margin*	29.7%	(6.9%)	n/m.	29.8%	14.7%	n/m	30.1%	(40 b.p. )
OIBDA margin*, excluding licensing costs impairments	31.7%	28.4%	330 b.p.	30.5%	27.1%	340 b.p.	30.1%	160 b.p.
Capital expenditures	$943	$1,210	(22.1%)	$1,913	$2,738	(30.1%)	$542	74.1%
Selected Operating Metrics
Subscribers (in thousands):
Consolidated ending subscribers	21,855	20,154	8.4%	21,855	20,154	8.4%	21,493	1.7%
Net additions	229	201	13.9%	932	1,268	(26.6%)	446	(48.7%)
Average monthly churn	2.7%	2.9%	(20 b.p. )	2.4%	2.6%	(20 b.p. )	2.2%	50 b.p.
Average revenue per user (ARPU)	$61.20	$61.60	(0.6%)	$60.20	$60.20	—	$60.60	1.0%
Average minutes of use per subscriber (MOU)	553	484	14.3%	538	466	15.5%	551	0.4%
Cost per gross addition (CPGA)	$335	$376	(10.9%)	$371	$375	(1.1%)	$379	(11.6%)
Cash cost per user (CCPU)	$32.10	$32.50	(1.2%)	$31.50	$31.60	(0.3%)	$31.80	0.9%

*     OIBDA is operating income (loss) before depreciation and amortization; OIBDA margin is OIBDA as a percentage of services revenue. These, along with OIBDA, excluding licensing costs impairments and OIBDA margin, excluding licensing costs impairments represent non-GAAP financial measures. See reconciliations to the most comparable GAAP measures on pages 5-6.

AWE EARNINGS COMMENTARY	THIRD QUARTER 2003

AT&T Wireless Services Highlights:

The third quarter of 2003 was another solid quarter for AT&T Wireless:

▪	We achieved strong year-over-year growth in services revenue, holding ARPU at over $60, while increasing our base of subscribers. ARPU rose for the third consecutive quarter.

▪	We also achieved another quarter of record OIBDA and OIBDA margin (excluding impairment of licensing costs), again delivering OIBDA margin (excluding impairment of licensing costs) of higher than 30%.

▪	We continued to invest capital expenditures strategically, adding capacity to and enhancing the quality of our GSM/GPRS network. Operationally, we continued to successfully balance the loading of subscriber minutes on the TDMA and GSM/GPRS networks.

▪	We continued to make progress on the various initiatives intended to raise our operating margins over time to industry-leading levels, and achieved significant improvement in the ratio of incollect expense to services revenue.

▪	We repurchased $559 million of our highest cost debt, reducing our overall debt and improving future cash flows, and we announced the sale of a non-strategic international investment.

We raised our guidance for 2003 growth in services revenue to more than 8%, from the original guidance of 5% to 7%. We also raised guidance for the annual percentage growth in OIBDA to the mid- to high-teens, provided that an additional restructuring charge is not taken in the fourth quarter. If a fourth quarter restructuring charge is recorded, then we expect to meet the original guidance for OIBDA of a low-double digit percentage increase over 2002. We now expect to generate over $1 billion of positive operating free cash flow for the year. Capital expenditures for 2003 are expected to be around $3.1 billion.

Statement of Operations Discussion:

[SEE APPENDIX I FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS.]

Total revenue for AT&T Wireless grew to $4,374 million in the third quarter, an increase of $311 million, or 7.7%, compared with the prior year quarter. Services revenue in 3Q03 grew to $4,073 million, up $308 million, or 8.2%, from 3Q02. The increase in services revenue over the year-ago quarter was driven primarily by growth in the subscriber base, increased roaming, toll and data revenues and the continued impact of revenue enhancement initiatives that began during the latter half of 2002. ARPU declined slightly to $61.20, down from $61.60 in the prior year quarter. The decline in ARPU reflected lower average revenue per minute, driven by continued pricing pressures. Partially offsetting the lower average revenue per minute were higher per-user contributions from data revenues, international revenues, and higher regulatory fees passed on to our customers. Equipment revenue for the third quarter of 2003 was $301 million, an increase of 1.4% from 3Q02 equipment revenue of $298 million. Equipment revenue increased due to an increase in handsets sold, offset by a decline in the average revenue per unit sold.

Costs of services increased to $1,267 million, up $94 million, or 8.1%, from the prior year quarter. The growth was the result of increased network-related costs associated with a larger number of cell sites to support the increased minutes of use by the existing base of customers, as well as by new customers added since the prior year quarter;

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AWE EARNINGS COMMENTARY	THIRD QUARTER 2003

increased interconnection and international charges with the growing subscriber base; and an increase in the provision for uncollectible receivables. Additionally, higher regulatory fees, primarily Universal Service Fund fees, contributed to the increase.

Costs of equipment sales decreased to $495 million, which was $125 million, or 20.1%, lower than the year-ago quarter. This decrease resulted from a lower average cost per unit, partially offset by an increase in handsets sold.

Selling, general and administrative (SG&A) expenses totaled $1,321 million in the third quarter, an increase of $121 million, or 10.1%, compared with 3Q02. This increase resulted from higher customer care costs resulting from growth in the subscriber base and an increase in subscribers on our GSM/GPRS network, and from an increase in IT-related expenses associated with implementing new back-office support systems. Additionally, higher advertising expenses in the current year quarter versus the prior year quarter contributed to the increase.

Depreciation and amortization expenses increased to $841 million, up $138 million, or 19.5%, from the prior year quarter. The increase reflected higher depreciation expense associated with the growth in AT&T Wireless’ depreciable asset base, the acceleration of depreciation of certain TDMA assets, and the acceleration of amortization of certain back-office support systems.

Impairment of licensing costs resulting from our second annual impairment assessment required by SFAS No. 142 was $83 million during the quarter, compared to $1,329 million in the prior year quarter. Specifically, SFAS No. 142 requires that goodwill and other indefinite-lived intangible assets, including U.S. licensing costs, be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The testing resulted in no impairment charge to goodwill, as the fair value calculated using a discounted cash flow model was sufficient to pass the first step of the impairment test as defined by SFAS No. 142. FCC licenses that support our U.S. strategic plan, which represent a majority of the licensing costs’ carrying value, were aggregated and valued using a discounted cash flow model. The fair value of the aggregated strategic licenses as of the third quarter of 2003 was greater than their book value and therefore no impairment was recorded. The non-strategic licenses and licenses held by variable interest entities were valued on a license-by-license basis using primarily comparative market transaction data to determine a fair value. These tests resulted in pretax impairment charges of $26 million for non-strategic licenses and $57 million for licenses held by the variable interest entities.

Other income (expense) for the third quarter of 2003 was income of $16 million, compared with expense of $164 million in the prior year quarter. Other income for the third quarter of 2003 was composed of a $35 million gain on the sale of Dobson common stock and interest income, partially offset by a $40 million loss on extinguishment of debt associated with the tender offer for TeleCorp and Tritel debt during the third quarter. Other expense in the third quarter of 2002 primarily included a pre-tax cost method investment impairment charge of $187 million, offset by interest income.

Interest expense was $202 million in the third quarter, compared with $180 million in the prior year quarter. The increase was due to lower capitalized interest than in the prior year quarter and the adoption of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” requiring the reclassification of accretion expense associated with the mandatorily redeemable preferred stock to interest expense. These increases were partially offset by lower interest expense on the TeleCorp and Tritel debt due to the tender offer during the third quarter of 2003.

Provision (benefit) for income taxes was a provision of $9 million for the three months ended September 30, 2003, compared with a benefit of $139 million for the three months ended September 30, 2002. Our 2003 annual effective tax rate is estimated to be 17.7%, down from the 22.7% estimated at the end of the second quarter of 2003. The estimated annual effective rate for 2003 is lower than AT&T Wireless’ statutory rate mainly due to the reversal of certain valuation allowances recorded during 2003. The benefit for income taxes for the three months ended

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AWE EARNINGS COMMENTARY	THIRD QUARTER 2003

September 30, 2002 included a gross tax benefit, which was primarily associated with pre-tax impairment charges recorded by AT&T Wireless during the quarter, reduced by a full tax valuation allowance. During the third quarter of 2002, AT&T Wireless recorded a full valuation allowance pursuant to SFAS No. 109, due to the uncertainty of the realization of the deferred tax assets in future periods. AT&T Wireless no longer required a full valuation allowance on its deferred tax assets effective during the second quarter of 2003.

Net equity losses from investments in unconsolidated subsidiaries was $16 million, including a tax provision of $2 million, for the three months ended September 30, 2003, compared with net equity losses of $882 million, including a tax provision of $82 million, during the three months ended September 30, 2002. Net equity losses during the three months ended September 30, 2003 decreased from the prior year quarter as the prior year included $881 million in after-tax impairment charges. Additionally, the third quarter of 2003 experienced higher equity earnings associated with certain international investments. These increases were partially offset by a $62 million pre-tax impairment charge on our investment in Far EasTone Telecommunications Co., Ltd., recorded in July of 2003.

Accretion of mandatorily redeemable preferred stock was zero in the third quarter of 2003, compared with $6 million in the third quarter of 2002. The accretion was associated with the mandatorily redeemable preferred stock issued by AT&T Wireless during February 2002 in conjunction with the acquisition of TeleCorp; however, the adoption of SFAS No. 150 in the third quarter of 2003 required the reclassification of the mandatorily redeemable preferred stock to long-term liabilities on the balance sheet and all remaining accretion will be reflected as interest expense.

Income from discontinued operations, net of tax, was zero in the third quarter of 2003, compared with income of $8 million in the prior year quarter. The income recorded during the third quarter of 2002 included adjustments to the recoverability of assets and accruals associated with the exit costs from the fixed wireless business. The disposition of the fixed wireless business was completed during 2002.

Cumulative effect of change in accounting principle, net of tax, was a loss of $27 million in the third quarter of 2003, which reflects the adoption of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement requires the recording of mandatorily redeemable noncontrolling financial instruments at fair value as of the adoption date. The loss of $27 million represents the difference between the fair value of the mandatorily redeemable instruments as of July 1, 2003, and the carrying value.

Income (loss) per share from continuing operations available to common shareholders for the third quarter of 2003 was income of $0.06, compared to a loss of $0.76 in the prior year quarter. The year-over-year increase was primarily attributable to the larger SFAS No. 142 and investment-related impairment charges, as well as the deferred tax valuation allowance, recorded during the third quarter of 2002.

Net income (loss) per share available to common shareholders for the third quarter of 2003 was income of $0.05, compared to a loss of $0.76 in the prior year quarter.

OIBDA Discussion:

OIBDA is defined as operating income (loss) before depreciation and amortization expenses. (In previous periods, we referred to OIBDA as EBITDA.) OIBDA margin is calculated as OIBDA divided by services revenue. We believe these, along with OIBDA, excluding licensing costs impairments, and OIBDA margin, excluding licensing costs impairments, to be relevant and useful information to our investors as these are used by our management to evaluate the operating performance of our consolidated operations. Additionally, our $2.5 billion credit facility (under which currently no amounts are outstanding) requires us to maintain certain financial ratios, including a specified ratio of net-debt-to-operating income before depreciation and amortization expenses and impairment charges. Lastly, we use OIBDA for planning purposes and multiples of current or projected OIBDA in our discounted cash flow models to

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AWE EARNINGS COMMENTARY	THIRD QUARTER 2003

determine the value of our licensing costs and our overall enterprise valuation. We believe OIBDA and OIBDA margin are useful measures of our ability to grow our revenue faster than our operating expenses, excluding those expenses associated with our capital investments, and they are an integral part of the internal reporting system utilized by management to assess and evaluate the performance of our business. OIBDA and OIBDA, excluding licensing costs impairments, exclude certain items, including net equity (losses) earnings from our unconsolidated subsidiaries and other income (expense), that we believe are not indicative of our core operating results. OIBDA also excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structures, which management does not consider when evaluating the profitability of our core operations. Finally, OIBDA excludes depreciation and amortization expenses, in order to eliminate the impact of capital investments, which management believes is better evaluated through its effect on free cash flow. These measures should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. These measures, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

OIBDA, excluding licensing cost impairments, was $1,291 million in the third quarter of 2003, an increase of 20.6% from the year-ago quarter. The impairments of licensing costs for the three months ended September 30, 2003 and 2002 were $83 million and $1,329 million, respectively. This resulted in reported OIBDA of $1,208 million in the third quarter of 2003, compared to ($259) million in the prior year quarter. The growth in OIBDA, excluding the licensing costs impairments, was primarily due to increased services revenue and lower net costs of equipment sales. Partially offsetting these items were increases in network-related costs, the provision for uncollectible receivables, higher customer care expenses, and an increase in marketing and advertising costs.

The following table summarizes the reconciliation of OIBDA and OIBDA, excluding licensing costs impairments, to consolidated net income (loss):

				For the nine months
(Unaudited) ($M)	For the three months ended			ended
	Sept 30,	Sept 30,	June 30,	Sept 30,	Sept 30,
	2003	2002	2003	2003	2002

OIBDA	$1,208	$(259)	$1,186	$3,504	$1,580
Impairment of licensing costs	83	1,329	—	83	1,329

OIBDA, excluding licensing costs impairments	1,291	1,070	1,186	3,587	2,909
Depreciation and amortization	(841)	(703)	(735)	(2,311)	(2,029)
Impairment of licensing costs	(83)	(1,329)	—	(83)	(1,329)
Other income (expense)	16	(164)	50	36	(188)
Interest expense	(202)	(180)	(207)	(593)	(490)
(Provision) benefit for income taxes	(9)	139	(57)	(112)	70
Net equity (losses) earnings from investments in unconsolidated subs	(16)	(882)	(9)	2	(1,017)
Income from discontinued operations	—	8	—	—	47
Cumulative effect of change in accounting principle	(27)	—	—	(27)	(166)

Net income (loss)	$129	$(2,041)	$228	$499	($2,193)

OIBDA margin, excluding licensing costs impairments, increased to 31.7% for the third quarter, up from 28.4% in the year-ago quarter. Including the impact of the licensing costs impairment led to an OIBDA margin of 29.7% in the third quarter of 2003, versus (6.9%) in the prior year quarter.

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AWE EARNINGS COMMENTARY	THIRD QUARTER 2003

The following table summarizes the reconciliation of OIBDA and OIBDA margin, excluding licensing costs impairments, to consolidated net income (loss) as a percentage of services revenue:

				For the nine months
(Unaudited)	For the three months ended			ended
	Sept 30,	Sept 30,	June 30,	Sept 30,	Sept 30,
(All items shown as % of services revenue)	2003	2002	2003	2003	2002

OIBDA	29.7%	(6.9%)	30.1%	29.8%	14.7%
Impairment of licensing costs	2.0%	35.3%	—	0.7%	12.4%

OIBDA, excluding licensing costs impairments	31.7%	28.4%	30.1%	30.5%	27.1%
Depreciation and amortization	(20.7%)	(18.7%)	(18.7%)	(19.6%)	(18.9%)
Impairment of licensing costs	(2.0%)	(35.3%)	—	(0.7%)	(12.4%)
Other income (expense)	0.4%	(4.3%)	1.3%	0.3%	(1.7%)
Interest expense	(5.0%)	(4.8%)	(5.2%)	(5.0%)	(4.6%)
(Provision) benefit for income taxes	(0.2%)	3.7%	(1.5%)	(1.0%)	0.7%
Net equity (losses) earnings from investments in unconsolidated subs	(0.4%)	(23.4%)	(0.2%)	—	(9.5%)
Income from discontinued operations	—	0.2%	—	—	0.4%
Cumulative effect of change in accounting principle	(0.6%)	—	—	(0.3%)	(1.5%)

Net income (loss)	3.2%	(54.2%)	5.8%	4.2%	(20.4%)

Selected Operating Metrics Discussion:

Net Subscriber Additions during 3Q03 totaled 229 thousand, or 13.9% higher than in the year-ago quarter. Net subscriber additions in the quarter were favorably impacted by strong sales related to postpaid subscribers and to sales of GoPhone, our pay-in-advance product launched during the second quarter of 2003. Net subscriber additions were also affected by increased subscriber deactivations, or churn, in the third quarter of 2003.

Churn for the three months ended September 30, 2003 was 2.7%, down from 2.9% in the prior year quarter, and up from the churn rate of 2.2% in the second quarter of 2003. The prior year quarter reflected the impact of increased deactivations associated with the loss of WorldCom subscribers. Excluding the impact of the loss of the WorldCom subscribers, churn for the third quarter of 2002 would have been 2.5%. On a sequential-quarter basis, churn increased due to actions the company took to remove unprofitable customers from its base, the departure of traditional prepaid customers and an increase in contract expirations during the third quarter. Going forward in the fourth quarter, there will continue to be upward pressure on churn with the expiration of an even larger number of contracts. But the company is aggressively focused on renewing the contracts of profitable customers.

Ending Subscribers as of September 30, 2003 totaled 21,855 thousand consolidated subscribers, an increase of 8.4% from September 30, 2002. Total consolidated subscribers reflected a net increase during the third quarter associated with market acquisitions completed within the quarter and the release of the TeleCorp subscriber reserve taken at the time of the TeleCorp acquisition. Traditional prepaid subscribers as of September 30, 2003 remained a mid-single-digit percentage of the total consolidated subscriber base, and reseller subscribers remained a low-single-digit percentage of the total base.

Average Revenue per User (ARPU) is used to measure the average monthly services revenue on a per subscriber basis. ARPU is calculated as services revenue generated by subscribers, including both our subscribers’ revenue and the roaming revenues we collect from other carrier’s subscribers, divided by our average subscribers for the period. ARPU was $61.20 in the third quarter of 2003, down from $61.60 in the prior year quarter. The decline in ARPU was driven by continued pricing pressures which resulted in a lower average revenue per minute. Partially offsetting the

OCTOBER 22, 2003

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AWE EARNINGS COMMENTARY	THIRD QUARTER 2003

lower average revenue per minute were higher per-user contributions from data revenues, international revenues, and higher regulatory fees passed on to our customers.

Minutes of Use (MOU) per subscriber per month were 553 in the third quarter, up 14.3% from 484 in 3Q02. The increase was consistent with the recent trend in the growth of wireless minutes, as subscribers continue to shift toward calling plans that include larger buckets of minutes.

Cost per Gross Subscriber Addition, or Cost per Gross Add (CPGA) is used to measure the average cost of adding a new subscriber. CPGA is calculated as our sales and marketing expenses (included within Selling, General and Administrative Expenses on our Statement of Operations) and equipment subsidies (included within Costs of Equipment Sales on our Statement of Operations) related to new customer acquisitions, divided by the number of new gross subscribers added in the period. CPGA for the third quarter was $335, down 10.9% from $376 in the prior year quarter. CPGA in the third quarter decreased as a result of lower per-gross-add costs for equipment incentives and commission-related costs, partially offset by higher per-gross-add advertising expenses versus the prior year quarter.

Cash Cost per User (CCPU) is used to measure the average monthly cost of serving our existing subscribers. CCPU is calculated as our total operating expenses less equipment revenue, depreciation and amortization expenses, licensing cost impairments, and the costs of acquiring new subscribers (as described above under CPGA), divided by our average subscribers for the period. CCPU in the third quarter was $32.10, or 1.2% lower than in the prior year quarter. This decrease was driven by lower per-subscriber incollect and customer retention expenses (primarily equipment subsidies); partially offset by increases in per-subscriber customer care and allowance for uncollectible receivable expenses.

Balance Sheet Discussion:

[SEE APPENDIX II FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED BALANCE SHEETS.]

Total assets increased to $47,756 million at September 30, 2003, an increase of $1,950 million, or 4.3%, from December 31, 2002. The increase in total assets as of September 30, 2003 was primarily due to an increase in cash and cash equivalents resulting from positive cash flow from operations, the receipt of $947 million in federal tax refund claims, and the $245 million received upon the termination of all interest rate swap agreements in the first quarter; partially offset by cash payments for capital expenditures and the $591 million spent during the third quarter, principally for the repurchase of certain TeleCorp and Tritel debt.

Total liabilities were $19,346 million at September 30, 2003, an increase of $1,100 million, or 6.0%, compared with December 31, 2002. The increase was primarily attributable to increases in net deferred tax liabilities reflecting the reduction in tax assets associated with the receipt of refunds from federal tax NOL carrybacks, the reversal of the valuation allowance against its net tax liability and an increase in accounts payable due to higher capital expenditures-related accruals. Additionally, during the third quarter, as a result of the adoption of SFAS No. 150, our minority interest related to our mandatorily redeemable non-controlling interests was written to fair value, and it and our mandatorily redeemable preferred stock were reclassified to long-term liabilities. These increases were partially offset by a reduction in long-term debt resulting from the repurchase of certain TeleCorp and Tritel debt during the third quarter.

Mandatorily redeemable preferred stock totaling $151 million at December 31, 2002 represented the fair value of the mandatorily redeemable preferred stock issued by AT&T Wireless in conjunction with the acquisition of TeleCorp and related dividend accretion subsequent to the acquisition date. The adoption of SFAS No. 150 during the third quarter of 2003 required the reclassification of the mandatorily redeemable preferred stock to long-term liabilities and subsequently all remaining accretion will be reflected in interest expense.

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AWE EARNINGS COMMENTARY	THIRD QUARTER 2003

Mandatorily redeemable common stock totaling $7,664 million at September 30, 2003 and December 31, 2002 represented the fair value as of split-off date of the AT&T Wireless common shares held by DoCoMo. These shares are presented as mandatorily redeemable common stock due to certain redemption rights held by DoCoMo. Under certain circumstances, DoCoMo may require the repurchase of its investment at DoCoMo’s original purchase price, plus interest, if AT&T Wireless fails to meet specified technological milestones.

Shareholders’ equity was $20,714 million at September 30, 2003, an increase of $1,017 million, or 5.2%, from December 31, 2002. The increase was attributable in part to the receipt in cash of $436 million of the total $461 million receivable from former parent, AT&T, related to the federal tax refund claim filed in December 2002. Additionally, the net income for the first nine months of 2003 reduced the accumulated deficit.

Statement of Cash Flows Discussion:

[SEE APPENDIX III FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS.]

Cash and cash equivalents totaled $4,205 million at September 30, 2003. Net cash provided by operating activities of continuing operations was $3,474 million for the first nine months of 2003, compared with $2,262 million in the prior year. The increase was due primarily to higher operating income (excluding depreciation and amortization expenses and the impairment of licensing costs); the proceeds received from termination of the interest rate swap agreements; and the proceeds received from the 2002 NOL carryback; partially offset by a higher use of cash from working capital. Net cash used in investing activities of continuing operations was $1,497 million in the first nine months of 2003, a decrease of $2,116 million from the first nine months of 2002. The decrease in cash used in investing activities during 2003 was primarily the result of reduced capital expenditures, as well as lower contributions made to unconsolidated subsidiaries. Net cash (used in) provided by financing activities of continuing operations was a use of cash totaling $141 million during the first nine months of 2003 versus a source of cash totaling $1,758 million during the prior year. Financing activities during the first nine months of 2003 primarily included the cash paid in the repayment of certain TeleCorp and Tritel debt; partially offset by cash received from the 2001 NOL carryback (which was reflected as a capital contribution from AT&T). Financing activities during the first nine months of 2002 primarily included the net proceeds from the April 2002 Senior Notes offering, partially offset by the repayment of long-term debt acquired with the acquisition of TeleCorp.

				For the nine months
(Unaudited) ($M)	For the three months ended			ended
	Sept 30,	Sept 30,	June 30,	Sept 30,	Sept 30,
	2003	2002	2003	2003	2002

Reported capital expenditures, excluding internal use software	$876	$1,210	$495	$1,774	$2,738
Add: purchases of internal use software	67	57	47	139	162
Add: net impact of capital accruals and non-cash purchases of PP&E	(427)	(314)	(169)	(523)	131

Cash-basis capital expenditures, including internal use software	$516	$953	$373	$1,390	$3,031

Capital Expenditures for the quarter, including purchases of internal use software, were $943 million, which was a decrease of 22.1% from the year-ago quarter. The majority of our capital spending during the third quarter of 2003 related to the GSM/GPRS network, with non-network spending related to system upgrades and consolidation.

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AWE EARNINGS COMMENTARY	THIRD QUARTER 2003

Operating Free Cash Flow Discussion:

Free cash flow, as we have defined it, is calculated as the cash generated from our operating activities less cash payments for capital expenditures. We believe free cash flow and operating free cash flow to be relevant and useful information to our investors as these measures are used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Our definitions of free cash flow and operating free cash flow do not take into consideration cash generated in the sale of or used to purchase license spectrum, cash used to acquire other businesses, or cash generated or used related to our unconsolidated investments. Additionally, our definitions of free cash flow and operating free cash flow do not reflect cash used to repurchase or fund debt obligations. Free cash flow and operating free cash flow reflect cash available for financing activities, to strengthen our balance sheet, or cash available for strategic investments, including spectrum acquisitions, acquisitions of businesses, or investments in joint ventures and other unconsolidated subsidiaries. Free cash flow and operating free cash flow should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. Free cash flow and operating free cash flow, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

Free cash flow was $253 million for the third quarter of 2003. The free cash flow generation in the third quarter was driven by strong OIBDA, excluding licensing cost impairments, partially offset by capital expenditures and net interest payments during the quarter. Free cash flow and operating free cash flow were equal for the third quarter.

			For the nine
	For the three months ended		months ended
(Unaudited) ($M)	Sept 30, 2003	June 30, 2003	Sept 30, 2003

Net cash provided by operating activities of continuing operations	$769	$1,430	$3,474
Less: Capital expenditures and other additions	516	373	1,390

Free cash flow	$253	$1,057	$2,084
Less: Cash received from termination of interest rate swap agreements	—	—	245
Less: Cash received from the 2002 NOL carryback	—	511	511

Operating free cash flow	$253	$546	$1,328

Recent News:

AT&T Wireless Completes Acquisition of Wireless Properties in Florida and Georgia

On August 1, 2003, AT&T Wireless and U.S. Cellular Corporation announced that they had completed their swap of wireless licenses and properties covering 15 states and more than 18 million people. The transaction was announced on March 10, 2003. Under terms of the agreement, AT&T Wireless received U.S. Cellular’s wireless TDMA operations and assets in northern Florida and southern Georgia. The acquisition of these new markets allows the company to increase TDMA network coverage and also lower costs by eliminating roaming expense in these areas. AT&T Wireless plans to begin offering GSM/GPRS service in the newly acquired markets in early 2004. Under the agreement, U.S. Cellular acquired surplus AT&T Wireless licenses in 13 states in the Midwest and Northeast, covering 16.6 million people, and cash.

OCTOBER 22, 2003

AWE EARNINGS COMMENTARY	THIRD QUARTER 2003

AT&T Wireless Announces Successful Completion of Debt Repurchase Offer

On August 4, 2003, AT&T Wireless announced that it had successfully completed its offer to repurchase for cash the outstanding TeleCorp and Tritel discount notes. The offer to repurchase began on Friday, July 25, 2003 and expired on Friday, August 1, 2003. As of the expiration, AT&T Wireless had repurchased $540 million of the discount notes. Subsequently, the company repurchased an additional $19 million, bringing the total repurchased to $559 million, or over 90 percent of the outstanding face amount.

AT&T Wireless, Microsoft and Motorola to Offer First GSM/GPRS Smartphone with Windows Mobile Software in North America

Building on their strategic alliance, AT&T Wireless and Microsoft Corp., together with Motorola, announced on September 15, 2003, that they would offer the first GSM™/GPRS compatible Windows Mobile®-based Smartphone for the North American market — the Motorola MPx200. Utilizing Microsoft® Windows Mobile software, the new Motorola MPx200 phone will allow AT&T Wireless customers to take the functionality and familiarity of Microsoft Office and Outlook® features with them while on the move. Businesses looking for a scalable and secure means of accessing information behind corporate firewalls will be able to take advantage of AT&T Wireless’ unique over-the-air provisioning solution to simplify and minimize implementation efforts of corporate information technology departments. The new Motorola MPx200 is expected to be available from AT&T Wireless in the fourth quarter of this year.

AT&T Wireless Takes Text Messaging Global

On September 16, 2003, AT&T Wireless announced that wireless subscribers in more than a dozen countries — including China, Germany, Philippines, Singapore, and the United Kingdom — can now exchange text messages internationally with AT&T Wireless customers in the U.S. AT&T Wireless’ initial rollout of international text messaging capabilities includes countries that represent more than a third of all text messaging traffic worldwide. The company expects to bring on some 200 carriers in 100 countries in the months ahead. This new capability builds on AT&T Wireless customers’ existing ability to take their compatible phones to over 100 countries and use text messaging to stay connected to people back in the U.S. Since AT&T Wireless’ Next Generation network operates on the global standard, GSM™/GPRS, customers can use their “home phones” to easily stay in touch via text messaging while visiting international destinations.

AT&T Wireless Finalizes US$330 Million Agreement for Sale of Ownership Stake in Far EasTone

On October 22, 2003, AT&T Wireless announced that it had successfully completed the first stage of a US$330 million sale of its 22.74 percent stake in Far EasTone Telecommunications Co., and that it had also received regulatory approval to proceed with the second stage of the sale. In the first stage of the transaction, AT&T Wireless received the $NT equivalent of approximately US$250 million in cash in exchange for about 76 percent of its stake in Far EasTone. This transaction occurred through a tender by AT&T Wireless of its shares in response to an October 9, 2003, tender offer for Far EasTone shares by member companies of the Far Eastern Group. AT&T Wireless has regulatory approval in Taiwan to proceed with the second stage of the transaction, a private sale of the remaining 24 percent stake in the investment. This US$80 million transaction is expected to close by the end of October. AT&T Wireless announced on October 9, 2003, that it had signed an agreement to sell its ownership stake in Taiwanese wireless carrier Far EasTone Telecommunications Co.

AT&T Wireless Launches New Brand Advertising

On October 9, 2003, AT&T Wireless announced that it was launching a new brand advertising campaign that encourages people to “reach out on the wireless service America trusts.” Where much wireless advertising is a barrage of information on the latest equipment discounts or free-minutes offers, the company’s new brand campaign shows moments of personal connection that customers trust AT&T Wireless to make happen. Speaking directly to why people really count on wireless, the campaign is expected to help show that there is a real difference between wireless companies, and in so doing, to build customer loyalty and attract profitable new subscribers.

OCTOBER 22, 2003

AWE EARNINGS COMMENTARY	THIRD QUARTER 2003

This document contains “forward-looking statements,” which are based on management’s beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements include, without limitation, management’s expectations regarding: our future financial and operating performance and financial condition, including our outlook for the fiscal year 2003 and subsequent periods; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to generate operating free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ control, that could cause actual results to differ materially from such statements. Without limitation, these factors include: the risks associated with the implementation of our technology migration strategy, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings.

For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ filings with the Securities and Exchange Commission, including the information under the headings “Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” and “Forward Looking Statements” in our quarterly report on Form 10-Q filed on August 11, 2003.

OCTOBER 22, 2003

AWE EARNINGS COMMENTARY	THIRD QUARTER 2003

Appendix I – Statements of Operations

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
In millions, except per share amounts – Unaudited

	For the three months ended September 30,			For the nine months ended September 30,
	2003	2002	Change	2003	2002	Change

REVENUE
Services	$4,073	$3,765	8.2%	$11,755	$10,745	9.4%
Equipment	301	298	1.4%	725	839	(13.5%)
Total revenue	4,374	4,063	7.7%	12,480	11,584	7.7%
OPERATING EXPENSES
Costs of services	1,267	1,173	8.1%	3,571	3,387	5.5%
Costs of equipment sales	495	620	(20.1%)	1,437	1,702	(15.5%)
Selling, general and administrative	1,321	1,200	10.1%	3,885	3,586	8.3%
Depreciation and amortization	841	703	19.5%	2,311	2,029	13.9%
Impairment of licensing costs	83	1,329	(93.7%)	83	1,329	(93.7%)
Total operating expenses	4,007	5,025	(20.3%)	11,287	12,033	(6.2%)
OPERATING INCOME (LOSS)	367	(962)	138.1%	1,193	(449)	365.3%
Other income (expense)	16	(164)	109.9%	36	(188)	119.3%
Interest expense	202	180	12.6%	593	490	20.9%
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND NET EQUITY (LOSSES) EARNINGS FROM INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES	181	(1,306)	113.9%	636	(1,127)	156.5%
Provision (benefit) for income taxes	9	(139)	106.4%	112	(70)	259.3%
Net equity (losses) earnings from investments in unconsolidated subsidiaries, net of tax	(16)	(882)	(98.1%)	2	(1,017)	100.2%
INCOME (LOSS) FROM CONTINUING OPERATIONS	156	(2,049)	107.6%	526	(2,074)	125.4%
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	8	(100.0%)	—	47	(100.0%)
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	156	(2,041)	107.6%	526	(2,027)	126.0%
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF TAX	(27)	—	(100.0%)	(27)	(166)	(83.5%)
NET INCOME (LOSS)	129	(2,041)	106.3%	499	(2,193)	122.8%
Accretion of mandatorily redeemable preferred stock	—	6	(100.0%)	13	13	(3.6%)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$129	$(2,047)	106.3%	$486	$(2,206)	122.0%
INCOME (LOSS) PER BASIC AND DILUTED SHARE:
Income (loss) from continuing operations available to common shareholders	$0.06	$(0.76)		$0.19	$(0.77)
Income from discontinued operations	$—	$—		$—	$0.01
Cumulative effect of change in accounting principle	$(0.01)	$—		$(0.01)	$(0.06)
Net income (loss) available to common shareholders	$0.05	$(0.76)		$0.18	$(0.82)
WEIGHTED AVERAGE SHARES USED TO COMPUTE INCOME (LOSS) PER SHARE:
Basic	2,713	2,708		2,712	2,678
Diluted	2,718	2,708		2,714	2,678

OCTOBER 22, 2003

AWE EARNINGS COMMENTARY	THIRD QUARTER 2003

Appendix II – Balance Sheets

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
In millions, except per share amounts - Unaudited

	September 30,	December 31,
	2003	2002	Change

ASSETS
Cash and cash equivalents	$4,205	$2,353	78.7%
Short-term investments	132	—	100.0%
Accounts receivable, less allowances of $277 and $240	2,328	2,215	5.1%
Inventories	215	325	(34.0%)
Deferred income taxes	277	—	100.0%
Income tax receivable	—	56	(100.0%)
Prepaid expenses and other current assets	408	332	22.9%
TOTAL CURRENT ASSETS	7,565	5,281	43.2%
Property, plant and equipment, net of accumulated depreciation and amortization of $9,313 and $7,810	16,069	16,263	(1.2%)
Licensing costs	14,426	13,959	3.4%
Investments in and advances to unconsolidated subsidiaries	1,816	2,225	(18.4%)
Goodwill	7,311	7,199	1.6%
Other assets, net of accumulated amortization of $345 and $251	569	879	(35.2%)
TOTAL ASSETS	$47,756	$45,806	4.3%
LIABILITIES
Accounts payable	$988	$780	26.6%
Payroll and benefit-related liabilities	499	465	7.2%
Advertising and promotion accruals	137	173	(21.2%)
Business tax accruals	312	375	(16.9%)
Interest payable on long-term debt	158	245	(35.6%)
Other current liabilities	1,186	1,055	12.6%
TOTAL CURRENT LIABILITIES	3,280	3,093	6.0%
Long-term debt	10,607	11,057	(4.1%)
Mandatorily redeemable preferred stock (liquidation value of $286 as of September 30, 2003)	171	—	100.0%
Deferred income taxes	4,850	3,788	28.1%
Other long-term liabilities	438	308	42.2%
TOTAL LIABILITIES	19,346	18,246	6.0%
MINORITY INTEREST	32	48	(31.8%)
MANDATORILY REDEEMABLE PREFERRED STOCK
$0.01 par value, 1,000 shares authorized, .233 shares issued and outstanding (liquidation value of $273 as of December 31, 2002)	—	151	(100.0%)
MANDATORILY REDEEMABLE COMMON STOCK
$0.01 par value, 406 shares issued and outstanding	7,664	7,664	—
SHAREHOLDERS’ EQUITY
Common stock ($0.01 par value, 10,000 shares authorized, 2,308 and 2,303 shares issued and outstanding)	23	23	0.2%
Additional paid-in capital	23,680	23,667	0.1%
Receivable from former parent, AT&T	(25)	(461)	(94.6%)
Accumulated deficit	(2,975)	(3,474)	(14.4%)
Accumulated other comprehensive income (loss)	11	(58)	118.9%
TOTAL SHAREHOLDERS’ EQUITY	20,714	19,697	5.2%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,756	$45,806	4.3%

OCTOBER 22, 2003

AWE EARNINGS COMMENTARY	THIRD QUARTER 2003

Appendix III - Statements of Cash Flows

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
In millions - Unaudited

	For the nine months ended September 30,
	2003	2002

OPERATING ACTIVITIES
Net income (loss)	$499	$(2,193)
Deduct: Income from discontinued operations	—	47
Net income (loss), excluding discontinued operations	499	(2,240)
Adjustments to reconcile net income (loss), excluding discontinued operations, to net cash provided by operating activities of continuing operations:
Cumulative effect of change in accounting principle, net of tax	27	166
Losses on early extinguishments of debt	40	20
Losses from impairments of cost method unconsolidated subsidiaries	—	245
Net gains on sale/exchange of assets, businesses, and cost method unconsolidated subsidiaries	(53)	(8)
Depreciation and amortization	2,311	2,029
Impairment of licensing costs	83	1,329
Amortization of debt premium/discount, interest accretion, and deferred financing fees	28	43
Deferred income taxes	137	(326)
Net equity (earnings) losses from investments in unconsolidated subsidiaries	(9)	1,017
Provision for uncollectible receivables	395	414
Cash received from NOL carryback	511	—
Proceeds received from termination of interest rate swap agreements	245	—
Increase in accounts receivable	(498)	(440)
Decrease in inventories	111	146
Decrease in accounts payable	(306)	(92)
Net change in other operating assets and liabilities	(47)	(41)
NET CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS	3,474	2,262
INVESTING ACTIVITIES
Capital expenditures and other additions	(1,390)	(3,031)
Net dispositions (acquisitions) of licenses	12	(32)
Distributions and sales of unconsolidated subsidiaries	80	27
Contributions, advances, and purchases of unconsolidated subsidiaries	(57)	(402)
Acquisitions of consolidated businesses, including cash acquired	(46)	(75)
Purchases of held-to-maturity securities	(115)	—
Issuance of long-term note receivable to unconsolidated subsidiary	—	(100)
Other investing activities, net	19	—
NET CASH USED IN INVESTING ACTIVITIES OF CONTINUING OPERATIONS	(1,497)	(3,613)
FINANCING ACTIVITIES
Repayment of debt due to others	(591)	(1,619)
Proceeds from issuance of long-term debt to others, net of issuance costs	—	2,959
Proceeds from AT&T Wireless Services common stock issued	22	421
Cash received from former parent, AT&T	436	—
Other financing activities, net	(8)	(3)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES OF CONTINUING OPERATIONS	(141)	1,758
NET CASH USED BY DISCONTINUED OPERATIONS	—	(8)
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,836	399
NET INCREASE IN CASH DUE TO ADOPTION OF FIN 46	16	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,353	3,352
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,205	$3,751

OCTOBER 22, 2003

AWE EARNINGS COMMENTARY	THIRD QUARTER 2003

CONTACT INFORMATION

This document is provided as a part of the ongoing Investor Relations communication program of AT&T Wireless. For further information, please call any of the following members of the IR team:

Holly Ash	Vice President – Investor Relations	(425) 580-1833

Jim Huseby	Director – Investor Relations	(425) 580-1958
Karin Van Vleet	Director – Shareowner Services	(425) 580-5924
Denise Hartman	Manager – Investor Relations Communications	(425) 580-1678
Ryan Crozier	Manager – Investor Relations Financial Analysis	(425) 580-7357

Visit the AT&T Wireless Investor Relations Home Page at
http://www.attws.com/wirelessir
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OCTOBER 22, 2003